Exhibit 99.2

Assumption Agreement

August 17, 2015

Reference is made to certain Right of First Refusal Agreement dated as of May 22, 2015 (the “ROFR Agreement”) entered into by and between C-Travel International Limited, a limited liability company organized and existing under the laws of the Cayman Islands (“Ctrip”) and Keystone Lodging Holdings Limited, a limited liability company organized and existing under the laws of the Cayman Island (“Keystone”). Capitalized terms used but not defined herein shall have the meanings given such terms in the ROFR Agreement.

WHEREAS, pursuant to Sections 2 and 3.4 of the ROFR Agreement, certain restrictions are imposed on the Restricted Shares beneficially held by Keystone in the event of a Transfer.

WHEREAS, Keystone intends to enter into a Contribution Agreement (the “Contribution Agreement”) with the undersigned, an exempted limited partnership formed and existing under the Laws of the Cayman Islands, on or about the same date hereof, whereby Keystone undertakes to contribute and Transfer all of the Restricted Shares held by it to the undersigned, subject to the condition precedents stipulated under the Contribution Agreement.

By the execution of this Assumption Agreement, the undersigned hereby acknowledges and agrees to the following:

1. the undersigned acknowledges that it has received and reviewed a complete copy of the executed ROFR Agreement and all other ancillary documents in connection with the subject matter contemplated under the ROFR Agreement;

2. the undersigned represents and warrants to Ctrip that each of the representations and warranties set forth under Section 4.1 of the ROFR Agreement is true and correct as if such representations and warranties are given by it as of the date hereof; and

3. upon consummation of the Transfer as contemplated under the Contribution Agreement, the undersigned authorizes Ctrip to append this Assumption Agreement to the ROFR Agreement as evidence thereof and agrees to be bound pursuant to the said ROFR Agreement to the extent that such terms remain effective and binding upon Keystone as of the date hereof, and accepts the rights and obligations set forth thereunder as if the undersigned were originally a party thereto.

By counter-signing this Assumption Agreement, Ctrip consents to the joinder of the undersigned as a party to the ROFR Agreement, such consent being conditioned upon the consummation of the contribution and Transfer contemplated under the Contribution Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of the date first written above.

ASSUMING PARTY:

Ocean Imagination L.P.
a Cayman Islands exempted limited partnership

		By:	Ocean Voyage L.P.
its General Partner
			By:	Fortune Smart Holdings Limited
its General Partner

		By:	/s/ Nanyan Zheng
Name: Nanyan Zheng
Title: Director

ACCEPTED AND AGREED BY:

C-Travel International Limited

By:	/s/ Xiaofang Wang
Name: XiaofangWang
Title: Chief Financial Officer